CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 1, 2015, relating to the financial statements and financial highlights of BPV Family of Funds comprising BPV Core Diversification Fund, BPV Wealth Preservation Fund, BPV Low Volatility Fund, and BPV Large Cap Value Fund, for the year ended March 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 29, 2015